Exhibit 10.2

January 21, 2025

Alex Jacobs

Capstone Companies, Inc.

144-V 10 Fairway Drive, Ste. 100

Deerfield Beach, FL 33441

Dear Alex,

I am pleased to confirm the understanding of the engagement for Eschenburg Perez, CPA LLC (Consultant) to provide to Capstone Companies, Inc. (Client) for outsourced Chief Financial Officer and other accounting assistance. This role would be effective from January 1, 2025, and end upon mutual termination by either party, upon a 14-day notice. Services are to include, but not necessarily limited to, providing support and guidance remotely via online access to the accounting system, to management and accounting team in order to reach the following objectives:

- Assist with year-end audit of December 31, 2024, subsequent 10Q’s for each quarter, signing and filing as the Company CFO.

- Liaison with the audit team for requested schedules, supporting documentation, etc.

- Review and approve supporting audit schedules and internal control assessments and updating as necessary.

- Prepare technical memos regarding complex or unusual accounting transactions, as necessary.

- Prepare, review and approve proposed journal entries as necessary.

- Perform ad-hoc accounting duties as requested by CEO.

- Oversee and review work prepared by outsourced Controller.

Services to be billed bi-weekly at an hourly rate of $275/hour for an estimated total billing of $35,000 for the Form 10-K filing, and $15,000 for each subsequent quarterly filing and accounting assistance. It is my responsibility to communicate with you as soon as reasonably possible when total hours are projected to exceed the stated fees above. Outsourced Controller fees are excluded from the quoted rates above and will be billed as a pass-through to the Company at $85/hr with no mark up. Estimated billing for Controller services is $15,000 for the year. Detailed bi-weekly invoices will be provided. Consultant will work under the supervision of Alex Jacobs, CEO and Stewart Wallach, Chairman of the Board, as applicable.

I appreciate the opportunity to be of service to you and believe this letter accurately summarizes the terms of engagement. If you have any questions, please let me know. If you agree to the terms as described, please sign below and return to me.

Sincerely,
/s/ Dana E. Perez	Date: January 21, 2025
Dana E. Perez, CPA
Eschenburg Perez CPA, LLC

/s/Alex Jacobs	Date: January 22, 2025
Alex Jacobs, Chief Executive Officer
Capstone Companies, Inc.